Exhibit 4.5

Execution Copy

AMENDED AND RESTATED SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2006 by and among:

1. Trina Solar Energy Holding Limited Co., a Cayman Islands exempted company (the “Company”);

2. Changzhou Trina Solar Energy Co. Ltd., a wholly foreign-owned enterprise established by the Company under the laws of the People’s Republic of China (the “WFOE”);

3. Mr. Gao Jifan (People’s Republic of China identification number 22014196501151579), Trina International Investment Co., Ltd., a company organized under the laws of the British Virgin Islands, Ms. Wu Chunyan, and Perseverance International Investment Co. Ltd., a company organized under the laws of the British Virgin Islands (each a “Founder”, collectively, referred to herein as the “Founders”; and

4. each of the persons listed on Exhibit A-1 and any other persons who shall have purchased Series A Shares (as defined below) pursuant to, and become signatories to, this Agreement (collectively, the “Investors” and each, an “Investor”, and collectively with the Company and the WFOE, the “Parties”).

RECITALS

A. The Company and certain of the Investors had previously entered into that certain Series A Preferred Share Purchase Agreement dated as of April 28, 2006 (the “Prior Agreement”) for the purchase of 409,356,726 Series A preferred shares, par value US$ 0.00001 per share, of the Company (the “Series A Shares”) on the terms and conditions set forth in the Prior Agreement;

B. The WFOE is a wholly foreign-owned enterprise established on December 26, 1997 under the laws of the People’s Republic of China with its principal place of business at No. 2 Xin Yuan 1 Road, Electronic Park, Xinbei District, Changzhou, Jiangsu, PRC;

C. The Company owns 100% of the issued and outstanding equity interest in the WFOE;

D. Pursuant to Section 9.7 of the Prior Agreement, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in order to, inter alia, provide for the sale and issuance of an additional 136,452,242 Series A Shares on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES

1.1 Authorization. As of the Initial Closing (as defined below), the Company shall have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 409,356,726 Series A Shares having the rights, preferences, privileges and restrictions as set forth in the First Amended and Restated Memorandum of Association and the First Amended and Restated Articles of Association of the Company attached hereto as Exhibit B-1 (collectively, the “First Restated Articles”). On or prior to the first Subsequent Closing (as such term is defined in Section 2.2 below), the Company shall have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 545,808,968 Series A Shares having the rights, preferences, privileges and restrictions as set forth in the Second Amended and Restated Memorandum of Association and the Second Amended and Restated Articles of Association of the Company attached hereto as Exhibit B-2 (collectively, the “Second Restated Articles”).

1.2 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, the Company hereby agrees to issue, allot and sell to each Investor, and such Investor hereby agrees, severally and not jointly, to purchase from the Company, up to that number of Series A Shares set forth opposite its name under the caption “Series A Preferred Shares” in Exhibit A-5 at a price of US$ 0.0732857 per share (the “Purchase Price”). The Series A Shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares” and the ordinary shares of the Company issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares” (together with the Purchased Shares, the “Securities”). The Purchase Price shall be paid by wire transfer of funds to a designated account of the Company, which shall be provided to the Investors at least seven (7) business days prior to the Closing (as defined herein).

2. CLOSINGS; DELIVERY

2.1 Initial Closing. Subject to the satisfaction of the terms and conditions set forth in Section 6 and 7 of this Agreement, the initial closing of the purchase and sale of the Purchased Shares shall be held at the offices of Weil, Gotshal & Manges LLP in Shanghai, PRC on May 5, 2006 or at such other time and place as Company and the Investors may mutually agree upon (the “Initial Closing”). The date of the Initial Closing, which the Parties acknowledge is May 17, 2006, shall be referred to herein as the “Initial Closing Date”.

2.2 Subsequent Closings. Subject to the terms and conditions of this Agreement, the Company may sell to each Investor up to such number of Series A Shares as is set forth opposite the name of each such Investor in Exhibit A-6 hereof, at one or more subsequent closings (the “Subsequent Closings”) (the date of each Subsequent Closing shall be referred to herein as the “Subsequent Closing Date”) to occur no later than May 30, 2006 (or at such other time as the Company and the Investors may mutually agree upon), so long as the sales of the Series A Shares at such Subsequent Closings are pursuant to the terms of this Agreement and at the price per share set forth in Section 1.2 above. Any purchaser purchasing Series A Shares at a Subsequent Closing (each a “Subsequent Purchaser”) shall execute a counterpart signature page to this Agreement and the Shareholders Agreement (as defined in Section 3.2(a)(iii) below), at which time such purchaser shall be deemed to be a party to this Agreement and the Shareholders Agreement as of the date of the Subsequent Closing as an “Investor” hereunder and thereunder, and the Series A Shares purchased by such Subsequent Purchaser shall be deemed to be “Purchased Shares” hereunder. The Company shall amend

Exhibit A hereto to reflect the sales pursuant to the Subsequent Closings. For purposes of this Agreement, the terms “Closing” and “Closing Date,” unless otherwise indicated, refer to the applicable closing and closing date of the Initial Closing or the Subsequent Closing(s), as the case may be.

2.3 Delivery and Payment. Subject to the terms of this Agreement, at each applicable Closing, the Company shall deliver to each Investor, in addition to any items the delivery of which is made an express closing condition pursuant to Section 6, a certificate representing the number of Series A Shares purchased by such Investor at such Closing, against payment of the applicable aggregate Purchase Price therefor, and a register of the members of the Company, updated to reflect the sale and issuance of the Series A Shares at such Closing in accordance with the First Restated Articles or Second Restated Articles, as applicable, and the laws of the Cayman Islands, and certified by the Chief Executive Officer of the Company as of the date of such Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE WFOE AND EACH OF THE FOUNDERS

The Company, the WFOE and each of the Founders, jointly and severally, hereby represent and warrant to each Investor, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit C (which Disclosure Schedule shall be deemed to be representations and warranties to such Investor), as of the date hereof, that the statements in this Section 3 are true, correct and complete.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of all persons (including all officers and directors of such party) reasonably believed to have knowledge of the matter in question; “Group Companies” means the Company and the WFOE (each a “Group Company”), of which the WFOE shall be hererinafter referred to as the “PRC Company”; and “Material Adverse Effect” means any change, event or effect that (i) is or would be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of any member of the Group Company, in each case individually or taken as a whole, or (ii) is or would materially impair the validity or enforceability of this Agreement against the Company, the WFOE or any of the Founders or (iii) is or would materially and adversely affect the Company, the WFOE or any of the Founders’ ability to perform its obligations under this Agreement, any Ancillary Agreement or in connection with the transactions contemplated hereunder or thereunder.

3.1 Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

3.2 Capitalization.

(a) Capitalization of the Company. A complete and current list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof is set forth in Schedule 3.2(a) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder. Immediately prior to the first Subsequent Closing, the authorized share capital of the Company consists of the following:

(i) Ordinary Shares. A total of 4,454,191,032 authorized ordinary shares, par value US$ 0.00001 per share, of the Company (the “Ordinary Shares”), of which 1,000,000,000 shares are issued and outstanding.

(ii) Series A Shares. A total of 545,808,968 authorized preferred shares, all of which are designated as Series A Shares, par value US$ 0.00001 per share, of which 204,678,363 are issued and outstanding immediately prior to the first Subsequent Closing.

(iii) Options, Warrants, Reserved Shares. The Company has reserved 764,132,556 Ordinary Shares for issuance upon the conversion of the Purchased Shares. Except for (i) the conversion privileges of the Purchased Shares, (ii) the preemptive rights provided in the Amended and Restated Shareholders Agreement to be entered into at the first Subsequent Closing and attached hereto as Exhibit D (the “Shareholders Agreement”), and (iii) 52,631,579 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees, officers or directors of, or consultants to, the Company (or any of its subsidiaries) pursuant to the employee equity incentive plans to be approved by the Board of Directors of the Company (the “Board”) and the holders of at least an eighty percent (80%) majority of the Series A Shares then outstanding, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of any Group Company. Apart from the exceptions noted in this Section 3.2(a) and the Shareholders Agreement, no shares (including the Purchased Shares and the Conversion Shares) of the outstanding share capital of the Company, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(b) Capitalization of the Other Group Companies.

(i) The authorized total investment of the WFOE is US$ 11,700,000, of which US$ 7,280,000 is registered capital. The WFOE is 100% owned of record by the Company. There are no other equity securities or rights, arrangements or agreements to acquire any equity securities or ownership interests in the WFOE.

(ii) The registered capital of the WFOE was timely contributed, has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified public accountant evidencing such verification has been registered with the relevant governmental authorities, and such registered capital is free and clear of any lien, mortgage, pledge, deed of trust, hypothecation, claim, security interest, or other encumbrance, and is nonassessable.

(iii) Except as described in (i) and (ii) of this Section 3.2(b), there are no equity securities or ownership interests issued or authorized by WFOE (including but not limited to rights of first refusal, preemptive rights, proxy, conversion privileges, subscriptions or other rights, arrangements or agreements). None of the PRC Companies is a party or subject to any contract that affects or relates to preemptive rights, rights of first refusal or other rights to purchase shares or ownership interests in any of the PRC Companies (whether in favor of a PRC Company or any other person).

3.3 Subsidiaries; Group Structure.

(a) Except for the WFOE, 100% of the equity interest of which is owned by the Company, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. The WFOE does not have any subsidiaries, does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity and does not maintain any offices or branches or subsidiaries except for its offices in Lhasa, Tibet, Xinqiao, Jiangsu, PRC.

(b) Prior to the Initial Closing, the Company and the WFOE shall have taken all necessary actions and executed and delivered (or otherwise received) all necessary approval documents, permits and licenses (together, the “Restructuring Documents”), to properly and legally complete the reorganization of the Group Companies in a manner satisfactory to the Investors, so as to provide that the WFOE is a wholly-owned subsidiary of the Company (the “Restructuring”).

(c) Except as set forth in Schedule 3.3(c) of the Disclosure Schedule, the PRC Companies shall possess all requisite approvals, permits and licenses for the conduct of the principal business as currently conducted and proposed to be conducted by the PRC Companies and for the ownership and operation of its assets and property in the PRC.

(d) The PRC Companies shall possess all requisite approvals, permits and licenses for the conduct of the principal business as currently conducted and proposed to be conducted by the PRC Companies and for the ownership and operation of its assets and property in the PRC.

3.4 Due Authorization. All corporate action on the part of the Company, the WFOE and the Founders and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Company, the WFOE and each of the Founders under this Agreement, the Shareholders Agreement and any other agreements to which it is a party and the execution of which is contemplated hereunder (the “Ancillary Agreements”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Conversion Shares has been taken or will be taken prior to the first Subsequent Closing. Each of this Agreement, the Shareholders Agreement and the Ancillary Agreements is a valid and binding obligation of the Company, the WFOE and each of the Founders enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5 Valid Issuance of Purchased Shares.

(a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement and under applicable securities laws. The Ordinary Shares issuable upon conversion of the Series A Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Second Restated Articles, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable securities laws.

(b) The outstanding capital shares of the Group Companies are duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Group Companies in each instance have been duly and validly issued in full compliance with the requirements of all applicable securities laws and regulations, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.6 Liabilities. No Group Company has any indebtedness for borrowed money in excess of US$25,000 individually or in the aggregate that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except in the ordinary course of business.

3.7 Title to Properties and Assets. Each Group Company has good and marketable title to its material properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind, other than such mortgage, pledge, lien, encumbrance, security interest or charge that would not materially adversely affect the use and enjoyment by the applicable Group Company of its material properties and assets covered or affected thereby. With respect to the property and assets it leases and to the best knowledge of the Company, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8 Status of Proprietary Assets. For purposes of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority. Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others. Schedule 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Proprietary Assets or Registered Intellectual Property, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets or Registered Intellectual Property of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. No Group Company nor any Founder has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor is there any reasonable basis therefor. None of the current officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders Agreement and any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each Group Company and Founder believes that it will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. Except as set forth in Schedule 3.8 of the Disclosure Schedule, no government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. Notwithstanding the foregoing, any such governmental or third party funding or use of facilities does not grant such governmental authority or third party any ownership or license rights to the Proprietary Assets of any Group Company.

3.9 Corporate Documents. The First Restated Articles is attached hereto as Exhibit B-1, the Second Restated Articles are attached hereto as Exhibit B-2, and each PRC Company’s memorandum and articles of association (or equivalent constitutional document) and business license in effect as of the date hereof and as of the date of the first Subsequent Closing is attached to Schedule 3.9 of the Disclosure Schedule.

3.10 Solvency. None of the Group Companies has made a general assignment for the benefit of its creditors. No proceeding has been or is instituted by or against any Group Company seeking to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization, moratorium, arrangement, adjustment, protection, relief or composition of its debts under any applicable laws relating to bankruptcy, insolvency or reorganization.

3.11 Material Contracts and Obligations. All oral or written agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology and have been made available for inspection by the Investors and their counsel (in each case, including any amendments, modifications or supplements thereto). For purposes of this Section 3.11, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$100,000 or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

3.12 Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Company, the WFOE and any of the Founders, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company. To the best knowledge of the Company, the WFOE and any of the Founders, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the best knowledge of the Company and the WFOE, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.13 Compliance with Laws; Consents and Permits. None of the Group Companies is in violation of any applicable statute, rule, regulation, directive, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company and each of the Founders in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Initial Closing. Each Group Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in material default under any of such franchises, permits, licenses or other similar authority. The establishment of the Company and the acquisition of all shares of capital stock of the Company currently issued and outstanding were undertaken in compliance with all relevant rules and regulations of the PRC, and all filings and registrations with the relevant PRC authorities as required in connection with such establishment and acquisition of shares have been duly undertaken and completed.

3.14 Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, a violation, breach or default of any term of the constitutional documents of the respective Group Company (the “Constitutional Documents”), nor in material violation, breach or default in respect of any term or provision of any oral or written mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.15 Disclosure. Each of the Company, the WFOE and the Founders has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all information that each of the Company, the WFOE and the Founders believes is reasonably necessary to enable the Investors to make such decision. No representation or warranty by any of the Company, the WFOE and the Founders in this Agreement and no information or materials provided by any of the Company, the WFOE or the Founders to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Any business plan or other financial projections and strategic plans delivered to the Investors by or on behalf of any of the Group Companies fairly describe the current and intended business of the Group Companies and represent a good faith assessment and estimate of the performance of the Group Companies for the periods covered thereby based on assumptions set forth therein which are reasonable when made and continue to be reasonable as of the date of the first Subsequent Closing.

3.16 Registration Rights. Except as provided in the Shareholders Agreement, neither the Company, nor any other Group Company has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of any PRC Company) on any securities exchange. Except as contemplated under this Agreement and the Shareholders Agreement, there are no voting or similar agreements which relate to the securities of the Company or the PRC Companies.

3.17 Financial Statements; Projections. (a) The Company has delivered to the Investors the final but yet-to-be-signed draft of audited consolidated balance sheet, income statement and cash flow statement of the WFOE as at December 31, 2004 and 2005, for the fiscal years then ended (which financial statements have been prepared and audited and will be certified by a firm of independent certified public accountants of recognized international standing and reputation selected by the Company and acceptable to the Investors), as well as the unaudited consolidated balance sheet, income statement and cash flow statement of the WFOE as at and for the 3-month period ended March 31, 2006 (collectively, the “Financial Statements”). Such Financial Statements (i) are in accordance with the books and records of the applicable Group Company, (ii) are true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with the International Financial Reporting Standards applied on a consistent basis (“IFRS”), except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the respective Group Company’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with IFRS. Each Group Company has good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

(b) The financial projections and business plan provided by the WFOE to the Investors prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to the Investors, as to the future financial performance of the PRC Group.

3.18 Activities Since Balance Sheet Date. There has not been, since March 31, 2006 (the “Balance Sheet Date”) with respect to the Company or the WFOE:

(a) any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any material adverse change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(d) any waiver by such Group Company of a valuable right or of a material debt;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change or amendment to a material contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of such Group Company, other than those required to be transferred pursuant to this Agreement;

(i) any resignation or termination of any Key Employee of such Group Company;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company, with respect to any of such Group Company’s properties or assets, except liens for taxes not yet due or payable and such encumbrances incurred by the WFOE in the ordinary course of business consistent with past practice;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$10,000 or in excess of US$25,000 in the aggregate except such debt or liability is incurred in the ordinary course of business;

(l) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company (but excluding the sale of Series A Shares hereunder);

(m) any material failure to conduct business in the ordinary course, consistent with such Group Company’s past practices;

(n) any transactions with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p) any agreement or commitment by such Group Company to do any of the things described in this Section 3.18.

3.19 Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency, other than routine tax inspections conducted by an applicable governmental agency in the ordinary course of business. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Balance Sheet Date (or the date of its organization with respect to the WFOE), none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Each Group Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, PRC income taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax authority. Each Group Company is not a “Foreign Personal Holding Company” (“FPHC”), a “Controlled Foreign Corporation” (“CFC”), or a “Passive Foreign Investment Company,” as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the “Code”).

3.20 Interested Party Transactions. Except as set forth in Schedule 3.20 of the Disclosure Schedule:

(a) No officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

(b) No officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company.

(c) No Affiliate or Associate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

(d) There is no agreement between any officer or director of a Group Company or any Affiliate or Associate of any such person and any other shareholder with respect to the ownership or control of any Group Company.

(e) There are no loans, guarantees, cross-guarantees, pledges, credit or other similar agreements, monies due, advances made or other funds transferred (or any commitment to make any such loans or extensions of guarantee or credit), between any Group Company and any employees, officers, directors, or shareholders thereof, or between one Group Company and another Group Company.

3.21 Environmental and Safety Laws. None of the Group Companies is in material violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.22 Employee Matters. Each Group Company has complied in all material aspects with all applicable employment and labor laws. The Company is not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. Other than the Employment Agreements to be entered into pursuant to Section 5.5 hereof, none of the Group Companies is a party to or bound by any currently effective employment contract, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Each Key Employees, officer, director and consultant of the Group Companies has duly executed a confidentiality agreement (the “Confidentiality Agreement”) and a service contract in the form or forms delivered to the Investors. None of the Group Companies is aware that any of such employees, officers, directors or consultants are in violation of such Confidentiality Agreement or service contract.

3.23 Exempt Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer and sale of the Purchased Shares under this Agreement is exempt from the registration or qualification requirements of any applicable securities laws and regulations, and the issuance of Ordinary Shares upon conversion of the Purchased Shares in accordance with the Company’s Memorandum and Articles of Association (as may be amended from time to time) will be exempt from such registration or qualification requirements.

3.24 No Other Business. Other than (i) such business as may be performed on and behalf of the Group Companies, or (ii) as set forth on Schedule 3.24 of the Disclosure Schedule, the officers of a Group Company are not engaged in any business and do not otherwise participate in, directly or indirectly (whether as an officer, employee, partner, consultant, or holder of a majority equity interest), or lend their name (or any part, variant or formative thereof) to, any other business.

3.25 Minute Books. The minute books of each Group Company which have been made available to the Investors contain a materially complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since 2001, and reflect all transactions referred to in such minutes accurately in all material respects.

3.26 Other Representations and Warranties Relating to the PRC Companies.

(a) The constitutional documents and material certificates and related contracts and agreements of each of the PRC Companies are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b) All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of each of the PRC Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c) All material filings and registrations with the PRC authorities required in respect of each of the PRC Companies and its operations, including but not limited to the registrations with the Ministry of Foreign Trade and Economic Cooperation (or its successor, the Ministry of Commerce), the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities and product registration authorities have been duly completed in accordance with the relevant rules and regulations.

(d) The registered capital of each of the PRC Companies is fully paid up. The Company legally and beneficially owns 100% of the equity interest in the WFOE. There are no outstanding rights, or commitments made by any of the PRC Companies to sell any of its equity interest.

(e) None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f) Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g) In respect of approvals, licenses or permits requisite for the conduct of any part of the business of each of the PRC Companies which are subject to periodic renewal, neither the Company nor the WFOE nor any Founder, has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h) Except as set forth in Schedule 3.26 of the Disclosure Schedule, with regard to employment and staff or labor management, each of the PRC Companies has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i) All PRC regulatory and corporate authorizations and approvals, where applicable, have been obtained in respect of the Restructuring Documents, which are currently, or will be as of the Initial Closing, and shall as of the first Subsequent Closing continue to be, valid and subsisting under PRC law and in accordance with their respective terms.

3.27 Advisor’s Fee. Except for as set forth in Schedule 3.27 of the Disclosure Schedule, there exists no agreement or understanding between any Group Company or any of its affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.28 Insurance. Except as listed in Section 3.28 of the Disclosure Schedule, there are no insurance policies maintained by or on behalf of any Group Company. All insurance policies maintained by the Group Companies are in full force and effect, and all premiums due thereon have been paid. Each of the Group Companies has complied in all material respects with the terms and provisions of such policies. The insurance coverage amounts provided by such policies are customary for companies similarly situated.

3.29 Compliance with Anti-Money Laundering Laws. Each of the Group Companies complies with anti-money laundering laws, rules, and regulations of its own jurisdiction, has established and maintains an anti-money laundering program in accordance with laws, rules and regulations of its jurisdiction, and does not to its knowledge have a business relationship with any persons subject to any sanctions list.

3.30 Compliance with Foreign Corrupt Practices Law. Each of the Group Companies (a) is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and its purposes and all laws, regulations, notices, decrees and decisions in applicable jurisdictions concerning bribery issues (“Applicable Anti-Bribery Laws”) and (b) have taken no action and made no payment (including promises to take action or to make payments) in violation of, or that might cause any other party or its affiliates or subsidiaries to be in violation of, the FCPA, Applicable Anti-Bribery Laws or any other applicable laws and regulations.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor severally and not jointly represents and warrants to the Company as follows that as to itself:

4.1 Authorization. The Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by the Investor. This Agreement and the Shareholders Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2 Purchase for Own Account. The Purchased Shares and the Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3 Exempt from Registration; Restricted Securities. The Investor understands that the Purchased Shares and the Conversion Shares will not be registered or listed publicly pursuant to any applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under registration or listing requirements of applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement. The Investor understands that the Purchased Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4.4 Compliance Matters. The Investor’s execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under such Investor’s constitutional documents, or a violation of any statutes, laws, regulations or orders applicable to such Investor.

5. COVENANTS OF THE COMPANY AND THE WFOE AND THE FOUNDERS

Each of the Company, the WFOE and the Founders covenants to the Investors as follows:

5.1 Use of Proceeds from the Sale of Purchased Shares. The proceeds from the sale of the Purchased Shares (the “Proceeds”) shall be used by the Company and the WFOE in the manner set forth in a statement of use of proceeds to be agreed upon in writing between the Company, the WFOE and the Investors prior to the Initial Closing (the “Statement of Proceeds”).

5.2 Confidentiality, Non-compete and Invention Assignment Agreement. The Company and the PRC Companies shall cause all of their respective future employees and consultants to enter into a standard form service contract and the Confidentiality Agreement. In addition, the Company and the PRC Company shall cause all of their respective existing and future employees to enter into agreements properly assigning, transferring or confirming any ownership rights relating to any Proprietary Assets of the Company or the PRC Company.

5.3 Tax.

(a) The Company shall not, and shall cause the shareholders of the Company not to, without the written consent of the Investors, issue or transfer shares in the Company to any person if following such issuance or transfer the Company, in the reasonable determination of counsel or accountants for the Investors, would be either a CFC or a FPHC as defined in the Code with respect to the shares held by the Investors. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Investors with access to such other Company information as may be required by the Investors to determine the Company’s status as a CFC or a FPHC, to determine whether the Investors are required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow the Investors to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Investors to be either a CFC or FPHC as defined in the Code (or any successor thereto) with respect to the shares held by the Investors, Company agrees to use commercially reasonable efforts to avoid generating (i) for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code, and (ii) for any taxable year in which the Company is an FPHC, “foreign personal holding company income,” as such term is defined in Section 553 of the Code. In the event that Company is determined by counsel or accountants for the Investors to be either a CFC or a FPHC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees, to the extent permitted by law, to annually make dividend distributions to each Investor in an amount equal to fifty percent (50%) of any income deemed distributed to such Investor pursuant to either of the foregoing provisions.

(b) The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by any Investor pursuant to Section 1295 of the Code (or any successor thereto), the Company shall provide annual financial information to the Investors in the PFIC annual information statement and shall provide the Investors with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election. In the event that an Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees to the extent permitted by law, to make a dividend distribution to such Investor (no later than ninety (90) days following the end of the Investor’s taxable year) in an amount equal to fifty percent (50%) of the amount so included by such Investor.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 5.3(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 5.3(a) and (b).

(d) Except to the extent that the Investors elect otherwise, the Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

5.4 Tax Indemnity. Each of the Company, the WFOE and the Founders hereby, jointly and severally, undertakes to pay to the Investors on demand an amount equal to the amount of any diminution in the value of the Series A Shares, and to indemnify the Investors against any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Investors) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies or the Restructuring Documents) arising from an event that occurred or is deemed to have occurred prior to the first Subsequent Closing, including without limitation, in connection with the Restructuring Documents.

5.5 Employment Agreement. No later than May 30, 2006, each officer and employee of the Group Companies as set forth on Exhibit E (the “Key Employees”) hereto shall enter into an employment agreement (each, an “Employment Agreement” and collectively, the “Employment Agreements”) in form and substance satisfactory to the Investors, which employment agreements shall set forth provisions regarding compensation, non-competition, and such other terms and conditions as shall be approved by the Board.

5.6 Employee Stock Option Plan.

(a) Shares Reserved. 52,631,579 Ordinary Shares (the “ESOP Reserved Shares”) shall be reserved for allocation to employees, officers, directors, consultants or other service providers of the Company or any of its subsidiaries (collectively, the “Employees”) pursuant to bona fide service or employment-related share purchase or option plans and allocations approved by the Board and holders of at least an eighty percent (80%) majority of the voting power of the then outstanding Series A Shares (each such plan, an “ESOP”).

(b) Vesting. Unless otherwise approved by the Board and holders of at least a majority of the voting power of the then outstanding Series A Shares, all securities issued under any ESOP shall be subject to the following vesting schedule: 25% of the securities will vest on the one (1) year anniversary of such issuance, and the remaining 75% of the securities will vest monthly thereafter in equal installments for thirty-six (36) months.

5.7 Reservation of Ordinary Shares. The Company will at all times keep reserved for issuance and delivery upon conversion of the Series A Shares such number of Ordinary Shares or other shares of the Company from time to time issuable upon conversion of any Series A Shares and will, from time to time, take all necessary actions to amend its Memorandum of Association to provide sufficient reserve of Ordinary Shares for issuance upon conversion of the Series A Shares.

5.8 TUV Certification. The WFOE shall obtain a certificate evidencing compliance with IEC 61215 AND TUV Safety Class II no later than June 30, 2006.

5.9 Real Property Title and Building Permits. The WFOE shall obtain all the necessary land use right certificates, building construction permits and other relevant authorizations and approvals with respect to its principal place of business and operation located in the Electronic Park, Xinbei District, Changzhou, Jiangsu Province, China no later than July 31, 2006.

5.10 Employee Benefit Reserved Funds. The WOFE shall rectify and fully comply with the laws and regulations pertaining to welfare funds, social benefits, housing fund, medical benefits, insurance, retirement benefits, and pensions for all of it eligible employees immediately after Closing.

5.11 Transfer of Intellectual Property. Mr. Gao Jifan and Changzhou Trina Investment Co. Ltd. shall effectuate and complete the transfer of all the intellectual property rights listed in Exhibit G as soon as practicable. All applications for transfer all patents shall have been made and formally accepted such relevant government authorities before May 31, 2006. All applications for transfer of all trademarks shall be made and formally accepted by relevant government authorities before October 30, 2006.

5.12 Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Company or the WFOE shall be passed, nor shall any material contract or commitment be entered into, in each case, prior to the first Subsequent Closing, other than in the ordinary course of business, without the prior written consent of the Investors, except that the Company and the WFOE may carry on their respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the first Subsequent Closing, the Company, the WFOE or any of the Founders comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by the Company or the PRC Companies, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c) might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, the Company, the WFOE or the Founders shall give immediate written notice thereof to the Investors in which event each Investor may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable law. In such case, each of the Company and the WFOE shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement, the Shareholders Agreement and the Ancillary Agreements.

6. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING

The obligation of each Investor to purchase its Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of the Investors or waiver on or prior to the Closing, of the following conditions:

6.1 Representations and Warranties True and Correct. The representations and warranties made by the Company, the WFOE and the Founders in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2 Performance of Obligations. Each of the Company, the WFOE and the Founders shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.4 Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement as well as the Restructuring Documents, including, but not limited to, all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body.

6.5 Due Diligence. The Investors shall have completed and be satisfied, in their sole discretion, with the results of all business, legal and financial due diligence (including, without limitation, any customer interviews at the request of the Investors) with respect to the Group Companies, and any items requiring correction identified by the Investors shall have been corrected to such Investor’s satisfaction.

6.6 Compliance Certificate. The Company, the WFOE, GAO Jifan, WU Chunyan, Trina International Investment Co., Ltd. and Perseverance International Investment Co., Ltd. shall each deliver to the Investors a certificate, dated the date of the applicable Subsequent Closing, signed by the Company’s President or director, the legal representative of each of the WFOE, Trina International Investment Co., Ltd., Perseverance International Investment Co., Ltd., GAO Jifan and WU Chunyan, respectively, certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company and the WFOE since the date of this Agreement.

6.7 Securities Laws. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

6.8 Amendment to Constitutional Documents. The First Restated Articles (as of the Initial Closing) and the Second Restated Articles (as of the first Subsequent Closing) shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and duly filed with the Cayman Islands Registrar of Companies.

6.9 Register of Members. The Investors shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Closing, updated to show the Investors as the holders of their respective number of Purchased Shares as of the Closing.

6.10 Appointment of Directors. As of the Initial Closing, QIU Liping and David LEE shall have been added to the Board, such that the members of the Board shall consist of Messrs. GAO Jifan, LIU Canfang, SHI Jianwei, YIP Lai Shing, WU Chunyan, QIU Liping, and David LEE. As of the first Subsequent Closing, Dr. Sven M. HANSEN and Mr. GAO Jiqing shall have been added to the Board, such that the members of the Board shall consist of Messrs. GAO Jifan, LIU Canfang, SHI Jianwei, YIP Lai Shing, WU Chunyan, QIU Liping, David LEE, Dr. Sven M. HANSEN, and GAO Jiqing.

6.11 Opinions of the Company’s Counsel. The Company shall have delivered to the Investors legal opinions by Cayman Island counsel and PRC counsel with respect to the Group Companies, dated the date of the first Subsequent Closing, each in a form reasonably acceptable to the Investors (and, for such purpose, would include having them addressed to COFRA Holding AG).

6.12 Execution of Shareholders Agreement. The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for the Investors).

6.13 Execution of Statement of Proceeds. The Company shall have delivered to the Investors the Statement of Proceeds.

6.14 No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.15 Number of Shares Sold. No less than 204,678,363 Purchased Shares shall have been purchased and subscribed for at the Initial Closing.

6.16 Payment of Legal Expenses. The Company shall have reimbursed Milestone at the Initial Closing the fees and expenses as set forth in Section 9.15 hereof; or in lieu thereof, such fees and expenses may be properly deducted from the aggregate sale proceeds to be paid by Milestone to the Company at the Initial Closing in connection with the purchase of the Series A Shares.

7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS

The obligations of the Company under this Agreement with respect to the Investors are subject to the fulfillment at or before the Closing of the following conditions:

7.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 4 hereof shall be true and correct as of the Closing.

7.2 Payment of Purchase Price. The Investors shall have delivered to the Company the Purchase Price in accordance with Section 2.

7.3 Restated Articles Effective. The First Restated Articles (as of the Initial Closing) and the Second Restated Articles (as of the first Subsequent Closing) shall have been duly adopted by the Company by all necessary corporate action by its Board and shareholders.

7.4 Securities Exemptions. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

7.5 Execution of Shareholders Agreement. The Investors shall have executed and delivered to the Company the Shareholders Agreement.

8. CONFIDENTIALITY.

8.1 Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, any other document contemplated hereunder, and the transactions contemplated hereunder and thereunder, including their existence (collectively, the “Financing Terms”), shall be considered confidential information and shall not be disclosed by any Party to any third party except as otherwise permitted in accordance with the provisions set forth below.

8.2 Permitted Disclosures. Notwithstanding the foregoing, after the applicable Closing, (i) any party may disclose the Financing Terms, the existence of the investment and the identity of the Investors solely to its current investors, investment bankers, lenders, accountants, legal counsels, employees, and bona fide prospective investors, in each case only where such persons or entities are under strict nondisclosure obligations; provided, however, that the Company may disclose to third parties the fact that each Investor (except for Realm Investments Limited and any of its affiliates including Good Energies Investments BV and COFRA Holding AG) is an investor in the Company without obtaining nondisclosure obligations from such third parties; and (ii) each Investor may, at its option, disclose the Financing Terms and the existence of its respective investment in the Company to any person, in a press release, or pursuant to any other public announcement. In the event that an Investor has disclosed information pertaining to the transactions contemplated hereunder in a press release or other public announcement, any such information so disclosed may subsequently be disclosed by the Company or any other Investor.

8.3 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to applicable securities laws or as required by applicable rules of any stock exchange or securities regulatory authority) to disclose the existence of this Agreement or content of any of the Financing Terms in contravention of the provisions of this Section 8, such party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

8.4 Press Releases, Etc. Within sixty (60) days after the applicable Closing, the Company may issue a press release disclosing that the Investors have invested in the Company; provided, however, that (i) such press release shall not disclose any other Financing Terms; and (ii) the content of such press release shall have been approved in writing in advance by the Investor(s) whose names are disclosed in such press release and the Founders. No other announcements regarding any Financing Term may be made by the Company in any press conference, professional or trade publication, marketing materials or otherwise to the general public without the prior written consent of the Investor(s) whose name is to be included in such disclosure, which consent may be granted or withheld in the sole discretion of such Investor.

8.5 Other Confidentiality Obligations. The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.6 Notices. All notices required under this Section 8 shall be made pursuant to Section 9.6 of this Agreement.

9. MISCELLANEOUS

9.1 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the parties hereunder.

9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, and shall in no way be affected by any investigation made by any Party and the closing of the transactions contemplated hereby.

9.3 Indemnity. The Company, the WFOE and each of the Founders shall, jointly and severally, indemnify and hold harmless the Investors, and the Investors’ directors, officers, employees, affiliates, agents and assigns (each, an “Indemnitee”), against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of nonperformance of any of the representations, warranties, covenants or agreements made by the Company, the WFOE and/or any of the Founders in or pursuant to this Agreement. For purposes of this Section 9.3, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder. In the event of an Indemnifiable Loss, the Parties may require the Company to redeem the issued and outstanding Series A Shares in accordance with Section 7.5 of the Second Amended and Restated Memorandum of Association of the Company.

9.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Investors without the written consent of the Company except to a parent corporation, a subsidiary or an affiliate. This Agreement and the rights and obligations therein may not be assigned by the Company, the WFOE or any of the Founders without the written consent of all Investors.

9.5 Entire Agreement. This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit F hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Exhibit F; or (d) three (3) business days after deposit with an internationally recognized express delivery service, postage prepaid, addressed to the parties as set forth in Exhibit F with next business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.6 by giving, the other Party written notice of the new address in the manner set forth above.

9.7 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and each Investor, provided, however, the addition of any Subsequent Purchasers as “Investors” hereunder and the updating of Exhibit A and/or Exhibit F attached hereto in order to reflect such additions shall not constitute an amendment of this Agreement, and consent of the Company and the Investors shall not be required.

9.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the WFOE, the Founders or the Investors, upon any breach or default of any Party under this Agreement, shall impair any such right, power or remedy of the Company, the WFOE, the Founders or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company, the WFOE, the Founders or the Investors of any breach of default under this Agreement or any waiver on the part of the Company, the WFOE, the Founders or the Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company, the WFOE, the Founders and the Investors shall be cumulative and not alternative.

9.9 Advisor’s Fees. The Company represents and warrants to the other Party that it has retained no advisor, finder or broker in connection with the transactions contemplated by this Agreement, other than disclosed in Schedule 3.27 of the Disclosure Schedule. Each of the Group Companies hereby agrees to indemnify and to hold harmless the Investors hereto from and against any liability for any commission or compensation in the nature of an advisor’s or finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which any Group Company or any of its employees or representatives are responsible.

9.10 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

9.12 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.13 Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.14 Dispute Resolution.

(a) Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.14(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

9.15 Expenses. The Company shall reimburse Milestone Capital Management Ltd. (“Milestone”) at the Initial Closing, all legal, financial, administrative and other fees and expenses incurred by Milestone in connection with the transactions contemplated hereunder (the “Deal Expenses”) in an amount not to exceed the greater of (i) US$300,000 or (ii) one percent (1%) of the aggregate proceeds paid to the Company for the purchase of all Series A Shares issued and sold by the Company to all Investors pursuant to this Agreement; provided, however, that in lieu of such reimbursement, the Company agrees that Milestone shall be entitled to deduct the Deal Expenses from the aggregate Purchase Price payable by Milestone for its Series A Shares.

9.16 Termination. This Agreement may be terminated by the Investors or the Company on or after June 1, 2006, by written notice to the other party, if the Initial Closing has not occurred on or prior to such date. Such termination under this Section 9.16 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

9.17 Specific Performance. Each of the Parties recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the Parties agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

9.18 Conflicts Between Different Translations. This Agreement shall be executed in English and, in the event of any conflict between the English language version of this Agreement and any translation of this Agreement into a language other than English, such English language version shall prevail, except with respect of any disclosure schedules to this Agreement, which may be provided in Chinese in whole or in part and shall not be translated into English.

9.19 Restatement of Prior Agreement. The parties to this Agreement, pursuant to Section 9.7 of the Prior Agreement and on behalf of all parties to the Prior Agreement, hereby agree that this Agreement shall amend, restate, and supersede the Prior Agreement in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to duly execute this Agreement as of the date and year first above written.

COMPANY:

TRINA SOLAR ENERGY HOLDING LIMITED CO.

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	Director

WFOE:

CHANGZHOU TRINA SOLAR ENERGY CO., LTD.

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	LEGAL REPRESENTATIVE

[SIGNATURE PAGE OF AMENDED AND RESTATED SERIES A PREFERRED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to duly execute this Agreement as of the date and year first above written.

THE FOUNDERS:

GAO Jifan

By:	/s/ Gao Jifan

WU Chunyan

By:	/s/ WU Chunyan

TRINA INTERNATIONAL INVESTMENT CO., LTD.

By:	/s/ Gao Jifan
Name:	Gao Jifan
Title:	Director

PERSEVERANCE INTERNATIONAL INVESTMENT CO., LTD.

By:	/s/ Wu Chunyan
Name:	Wu Chunyan
Title:	Director

[SIGNATURE PAGE OF AMENDED AND RESTATED SERIES A PREFERRED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to duly execute this Agreement as of the date and year first above written.

THE INVESTORS:

INDOPARK HOLDINGS LIMITED

By:	/s/
Name:
Title:

MILESTONE SOLAR HOLDINGS I LIMITED

By:	/s/
Name:
Title:

MILESTONE SOLAR HOLDINGS II LIMITED

By:	/s/
Name:
Title:

TRIUMPH SKY TECHNOLOGY LIMITED

By:	/s/
Name:
Title:

ACCURATE GROUP HOLDINGS LIMITED

By:	/s/
Name:
Title:

VDCI SA

By:	/s/
Name:
Title:

[SIGNATURE PAGE OF AMENDED AND RESTATED SERIES A PREFERRED SHARE PURCHASE AGREEMENT]

THE INVESTORS:

IPROP HOLDINGS LIMITED

By:	/s/
Name:
Title:

REALM INVESTMENTS LIMITED

By:	/s/ John Hammill
Name:	John Hammill
Title:	Director

By:	/s/ Sven Hansen
Name:	Sven Hansen
Title:	Authorized Signatories

[SIGNATURE PAGE OF AMENDED AND RESTATED SERIES A PREFERRED SHARE PURCHASE AGREEMENT]

LIST OF EXHIBITS

Exhibit A-1	Schedule of Investors

Exhibit A-2	Shareholders and Persons Holding Options, Warrants, etc. as of the Date Hereof

Exhibit A-3	Shareholders and Persons Holding Options, Warrants, etc. Immediately After Share Split but Prior to Initial Closing

Exhibit A-4	Shareholders and Persons Holding Options, Warrants, etc. Immediately Upon Initial Closing

Exhibit A-5	Shareholders and Persons Holding Options, Warrants, etc. Immediately Upon First Subsequent Closing

Exhibit A-6	Series A Shares to be Sold at First Subsequent Closing and any Additional Subsequent Closings

Exhibit B-1	First Amended and Restated Memorandum and Articles of Association

Exhibit B-2	Second Amended and Restated Memorandum and Articles of Association

Exhibit C	Disclosure Schedule

Exhibit D	Shareholders Agreement

Exhibit E	Key Officers and Employees

Exhibit F	Notice

Exhibit G	List of Intellectual Property Rights to be Transferred from Gao Jifan to WFOE

EXHIBIT A-1

Schedule of Investors

Milestone Solar Holdings I Limited

Company no.: 1020560

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Milestone Solar Holdings II Limited

Company no.: 1020561

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Triumph Sky Technology Limited

Company no.: 1013001

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Accurate Group Holdings Limited

Company no.: 587612

Registered address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Indopark Holdings Limited

Company no.: 57270

Registered address: c/o DTOS Ltd, 4th Floor, IBL House, Caudan, Port Louis, Republic of Mauritius

VDCI S.A.

Company no.: B 70292

Registered address: 35, boulevard Prince Henri, L-1724 Luxembourg

IPROP Holdings Limited

Company no.: not applicable

Registered address: P. O. Box 662, Citco Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands

Realm Investments Limited

Company no.: 90670

Registered address: 3rd Floor, Britannic House, 9 Hope Street, St Helier, Jersey, Channel Islands, JE2 3NS

EXHIBIT A-2

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC. AS OF THE DATE HEREOF

Investor	Ordinary Shares	Total Issued Shares
Sino Base Investment Co Ltd	1,896	1,896
Trina International Investment Limited	3,248	3,248
Divine Land International Investment Limited	1,896	1,896
Perseverance International Investment Limited	1,064	1,064
South Great Investment Limited	1,896	1,896

Total:	10,000	10,000

EXHIBIT A-3

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC.

IMMEDIATELY AFTER SHARE SPLIT BUT PRIOR TO INITIAL CLOSING

Investor	Ordinary Shares	Total Issued Shares
Sino Base Investment Co Ltd	189,600,000	189,600,000
Trina International Investment Limited	324,800,000	324,800,000
Divine Land International Investment Limited	189,600,000	189,600,000
Perseverance International Investment Limited	106,400,000	106,400,000
South Great Investment Limited	189,600,000	189,600,000
ESOP	52,631,579	52,631,579

Total:	1,052,631,579	1,052,631,579

EXHIBIT A-4

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC.

IMMEDIATELY UPON INITIAL CLOSING

Investor	Ordinary Shares	Series A Preferred Shares	Total Issued Shares
Sino Base Investment Co Ltd	189,600,000		189,600,000
Trina International Investment Limited	324,800,000		324,800,000
Divine Land International Investment Limited	189,600,000		189,600,000
Perseverance International Investment Limited	106,400,000		106,400,000
South Great Investment Limited	189,600,000		189,600,000
ESOP	52,631,579		52,631,579
Milestone Solar Holdings I Limited		68,226,121	68,226,121
Indopark Holdings Limited		136,452,242	136,452,242

Total:	1,052,631,579	204,678,363	1,257,309,942

EXHIBIT A-5

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC.

IMMEDIATELY UPON FIRST SUBSEQUENT CLOSING

Investor	Ordinary Shares	Series A Preferred Shares	Total Issued Shares
Sino Base Investment Co Ltd	189,600,000		189,600,000
Trina International Investment Limited	324,800,000		324,800,000
Divine Land International Investment Limited	189,600,000		189,600,000
Perseverance International Investment Limited	106,400,000		106,400,000
South Great Investment Limited	189,600,000		189,600,000
ESOP	52,631,579		52,631,579
Milestone Solar Holdings I Limited		136,452,242	136,452,242
Milestone Solar Holdings II Limited		13,645,225	13,645,225
VDCI SA		20,467,836	20,467,836
IPROP Holdings Limited		20,467,836	20,467,836
Triumph Sky Technology Limited		68,226,121	68,226,121
Accurate Group Holdings Limited		13,645,224	13,645,224
Indopark Holdings Limited		136,452,242	136,452,242
Realm Investments Limited		136,452,242	136,452,242

Total:	1,052,631,579	545,808,968	1,598,440,547

EXHIBIT A-6

SERIES A SHARES TO BE SOLD AT FIRST SUBSEQUENT CLOSING AND ANY

ADDITIONAL SUBSEQUENT CLOSINGS

Name of Investor	Number of Series A Shares
Milestone Solar Holdings I Limited	68,226,121
Milestone Solar Holdings II Limited	13,645,225
VDCI SA	20,467,836
IPROP Holdings Limited	20,467,836
Triumph Sky Technology Limited	68,226,121
Accurate Group Holdings Limited	13,645,224
Realm Investments Limited	136,452,242

Total	341,130,605

EXHIBIT B-1

First Amended and Restated Memorandum and Articles of Association

EXHIBIT B-2

Second Amended and Restated Memorandum and Articles of Association

[Please see Exhibit 3.1 to the Form F-1 Registration Statement]

EXHIBIT C

Disclosure Schedule

EXHIBIT D

Shareholders Agreement

[Please see Exhibit 4.6 to the Form F-1 Registration Statement]

EXHIBIT E

Key Officers and Employees

Gao Jifan

Wu Chunyan

Fang Dacheng

Zhang Yinhua

Zhu Yu

Gao Jiqing

Zhou Mingyang

Qiu Diming

Wu Hua

Sheng Jianming

Tan Jianlin

EXHIBIT F

Notices

To the Company, the WFOE or any of the Founders:

Ms. Hua Wu

Changzhou Trina Solar Energy Co., Ltd.

No. 2 Xin Yuan Yi Road

Electronic Park

New District

Chang Zhou City 213031, China

Fax: 86 519 548 5869

To Milestone:

Mr. Liping Qiu

Unit A 904-905, Huixin Plaza

No. 8 Beichen Road, Chaoyang District

Beijing 100101, China

Fax: 86 10 8497 1449

To Indopark:

c/o Mr. David J. Lee

Merrill Lynch (Asia Pacific) Limited

17/F ICBC Tower

3 Garden Road, Central

Hong Kong

Fax: 852 2161 7148

To Realm Investments Limited:

Mr. John Hammill

9 Hope Street, St. Helier

Jersey, Channel Islands

JE2 3NS

Fax: 44 1534 754 510

To IPROP Holdings Limited:

Alan Grieve

c/o V & R Managament Services AG

Hinterbergstrasse 22

CH6330 Cham

Switzerland

Fax: + 41 727 2356

To VDCI SA:

Alan Grieve

c/o Richemont Luxury Group SA

35 boulevard Prince Henri

L1724 Luxembourg

Fax: +352 22 4219

EXHIBIT G

List of Intellectual Property Rights to be Transferred from Gao Jifan to WFOE

AMENDED AND RESTATED APRIL 28, 2006

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIRST AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

TRINA SOLAR ENERGY HOLDING LIMITED CO.

1.	Name

The name of the Company is Trina Solar Energy Holding Limited Co. (the “Company”).

2.	Registered Office

The Registered Office of the Company shall be at the offices of Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, Geroge Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Board of Directors of the Company (the “Board”) may from time to time decide.

3.	General Objects

The objects for which the Company is established are unrestricted and shall include, without limitation, the following:

(i) (a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of making and holding all legal investments.

(ii)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Board capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Board likely to be profitable to the Company.

In the interpretation of this First Amended and Restated Memorandum of Association, as it may be amended from time to time (the “Memorandum of Association”) in general and of this Article 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

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4.	General Power

Except as prohibited or limited by the Companies Law (2004 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the First Amended and Restated Articles of Association of the Company (the “Articles of Association”) considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Board determines; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company (the “Members”); to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to the Board, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Board, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	Limited Liability

The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	Share Capital

6.1	Currency. Shares in the Company shall be issued in the currency of the United States of America.

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6.2 Authorized Capital. The authorized capital of the Company is US$50,000, divided into two classes of shares, to be designated “Ordinary Shares” and “Preferred Shares” as follows:

(a)	4,590,643,274 Ordinary Shares in one series of US$ 0.00001 par value (“Ordinary Shares”); and

(b)	409,356,726 Preferred Shares, of which all shall be designated Series A Preferred Shares, US$ 0.00001 par value per share (the “Series A Preferred Shares” or the “Preferred Shares”).

For purposes of this Memorandum of Association, “Ordinary Share Equivalent” shall mean any share or security convertible or exchangeable solely for Ordinary Shares or any option, warrant or right exercisable solely for Ordinary Shares.

7.	Rights, Qualifications of Preferred Shares.

The designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Shares shall be as follows:

7.1	Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

7.1.1	Right to Convert. Each Preferred Share, at the option of the holder thereof, shall be convertible into Ordinary Shares at any time after the date of issuance of such Preferred Share, at the office of the Company or any transfer agent for such Preferred Share.

7.1.2	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, without further action of the holder thereof or the Company, upon occurrence of the closing of the initial firm commitment underwritten public offering by the Company of Ordinary Shares on a public stock exchange in the United States, pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or a substantially equivalent transaction in a jurisdiction other than the United States, resulting in actual proceeds received by the Company of at least US$ 30 million, and a total market capitalization of the Company, immediately following the consummation of such offering, of at least US$150,000,000 (a “Qualified Public Offering”). In such event, the Preferred Shares shall be deemed to have been so converted as of the closing of such Qualified Public Offering, as such closing is defined in the underwriting agreement between the Company and the underwriters with respect to such Qualified Public Offering.

7.1.3	Mechanics of Conversion. The conversion hereunder of any Preferred Share (a “Conversion Share”) pursuant to Section 7.1.4 shall be effected in the following manner:

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(a)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(b)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(c)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Except as provided in Section 7.1.2, before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

7.1.4	Number of Ordinary Shares Issuable on Conversion; Conversion Price.

(a)	Conversion.

(i)	Series A Preferred Shares. Upon conversion, each Series A Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing US$0.0732857 per share (the “Series A Preferred Shares Stated Value”) by the conversion price at the time in effect for such share. The initial conversion price for the Series A Preferred Shares shall be US$0.0732857 per share (the “Series A Conversion Price” or the “Conversion Price”) and shall be subject to adjustment as set forth in this Section 7.1.4.

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(b)	Conversion Price Adjustments. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of Members of the Company entitled to receive) a dividend or other distribution to the holders of the Company’s shares payable in additional Ordinary Shares, the Series A Conversion Price shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Series A Conversion Price then in effect by a fraction (x) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another person, then in any such event, provision shall be made so that, upon conversion of such Preferred Shares thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of shares of such Preferred Shares would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

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(iv)	Sale of Shares Below the Conversion Price.

(A)	If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then, and in each such case, the Series A Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price equal to the price of such Additional Ordinary Shares.

(B)	For the purpose of making any adjustment in the Conversion Price or number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares, as provided above:

(I)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(II)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board (including both of the Series A Directors) as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(III)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board (including both of the Series A Directors) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

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(C)	If at any time, or from time to time, the Company issues any Ordinary Share Equivalents and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Series A Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

(I)	If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Series A Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Common Shares, the consideration received for the issue or sale of Ordinary Share Equivalents actually converted.

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(II)	For any Ordinary Share Equivalent with respect to which the Series A Conversion Price has been adjusted under this paragraph (C), no further adjustment of the Series A Conversion Price shall be made solely as a result of the issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(D)	In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than the Series A Conversion Price at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(E)	For purposes of this Memorandum of Association, “Effective Conversion Price” means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (x) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (y) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

(F)	For purposes of this Memorandum of Association, “Additional Ordinary Shares” means any Ordinary Shares issued by the Company (or deemed issued by the Company under Section 7.1.4 (b)(iv)(C) hereof) other than:

(i) Up to 52,631,579 (or such greater number as is approved by the Board of Directors (including the Series A Directors) Ordinary Shares (as adjusted for any share dividends, combinations reclassifications or splits with respect to such Ordinary Shares and the like) issued, or issued or issuable, upon exercise of any Ordinary Share Equivalent issued under employee share option plan(s) duly adopted by the Board;

(ii) upon conversion of the Preferred Shares;

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(iii) to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by a majority of the Board (including both of the Series A Directors) where the primary purpose of the arrangement is for non-equity financing;

(iv) pursuant to a strategic partnership, joint venture or other arrangement approved by a majority of the Board (including both of the Series A Directors) where the primary purpose of the arrangement is for non-equity financing;

(v) as a dividend or distribution on the Preferred Shares or any event for which adjustment is made pursuant to Section 7.1.4 (b)(ii) hereof;

(vi) pursuant to a stock split or other similar reorganization for which adjustment is made pursuant to Section 7.1.4 (b)(i) hereof;

(vii) for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by a majority of the Board (including both of the Series A Directors);

(viii) pursuant to a registered public offering of the Company’s Ordinary Shares; or

(ix) pursuant to a vote of the holders of a majority of then outstanding Preferred Shares, voting together as a single class and on an as-converted basis, that such shares shall not be deemed “Additional Ordinary Shares”.

(v)

2006 Performance-Based Adjustment to the Series A Conversion Price. Upon the final delivery, which shall not be later than March 31, 2007, to the Company of the audited consolidated or combined financial statements of the Company and its subsidiaries for the fiscal year ending on December 31, 2006, prepared in accordance with IAS consistently applied and audited and certified by a firm of independent certified public accountants of recognized international standing and reputation (the “2006 Account”): if the consolidated after-tax net earnings as indicated in the 2006 Account (the “Actual 2006 Earnings”) is less than US$14,250,000, then the Series A Conversion Price, effective as of December 31, 2006, shall be reduced to an amount equal to US$0.0732857 per share multiplied by a fraction, (x) the numerator of which shall be the Actual 2006 Earnings, and (y) the denominator of which shall be $15,000,000 (the

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“2006 Earnings Adjustment Conversion Price”); provided, however, that in no event shall the 2006 Earnings Adjustment Conversion Price be less than US$0.0523469 per share (the “2006 Earnings Capped Conversion Price”); provided further that if the Actual 2006 Earnings is negative, the 2006 Earning Adjustment Conversion Price shall be equal to the 2006 Earning Capped Conversion Price; provided further, however, that, notwithstanding the foregoing, if the Series A Conversion Price in effect as of December 31, 2006 is less than 2006 Earnings Adjustment Conversion Price, then the Series A Conversion Price shall not change as a result of this Section 7.1.4(b)(v).

(vi)	In case any event shall occur as to which the other provisions of this paragraph (b) are not strictly applicable but the failure to make any adjustment would not fairly protect the Conversion Rights of any Series A Preferred Shares against dilution in accordance with the essential intent and principles of this paragraph (b), then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this paragraph (b) necessary to preserve, without dilution, the Conversion Rights of such Series A Preferred Shares.

7.1.5	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price for the Series A Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price in effect after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Series A Preferred Shares after such adjustment or readjustment.

7.1.6

Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Series A Conversion Price or the number or character of such Series A Preferred Shares as set forth herein, the Company shall give notice to the holders of the Series A Preferred Shares, which notice shall specify

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the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Series A Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least 30 days prior to the taking of such proposed action. Any notice required by the provisions of this Section 7.1.6 to be given to the holders of Series A Preferred Shares shall be deemed given if deposited in the mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

7.1.7	Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a Ordinary Share (as determined by the Board) on the date of conversion.

7.1.8	No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but the Company shall at all times in good faith assist in the carrying out of all the provisions of this Section 7.1 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

7.2	Voting Rights.

7.2.1	General. Each holder of Series A Preferred Shares shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s Series A Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Except as otherwise provided herein, in the First Amended and Restated Articles of Association of the Company, as required by law, or as otherwise agreed by the Members of the Company, the holders of Series A Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members of the Company.

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7.2.2	Election of Board of Directors.

(a)	For so long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares shall be entitled, as a separate class, to elect two (2) Directors (the “Series A Directors”) at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Series A Preferred Shares; provided that so long as Milestone Solar Holdings I Limited, Milestone Solar Holdings II Limited, Triumph Sky Technology Limited, Accurate Group Holdings Limited or any of their affiliates shall hold any Series A Preferred Shares, it shall be entitled to appoint one of the Series A Directors and provided further that so long as Indopark Holdings Limited or any of its affiliates shall hold any Series A Preferred Shares, it shall be entitled to appoint one of the Series A Directors.

(b)	For so long as any Series A Preferred Shares remain outstanding, the holders of outstanding Ordinary Shares shall be entitled to elect, as a separate class, five (5) Directors (the “Ordinary Share Directors”) at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Ordinary Shares.

(c)	For so long as any Series A Preferred Shares remain outstanding, the holders of outstanding Ordinary Shares and Series A Preferred Shares shall be entitled to elect, by voting as a single class and on an as-converted basis, the remaining three (3) members of the Board at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Ordinary Shares (including Ordinary Shares issued or issuable upon conversion of the Series A Preferred Shares).

(d)	Any Director who shall have been elected by the holders of a class or series of shares or by any Directors so elected as provided in this Section 7.2.2 may be removed, either with or without cause by, and only by, the affirmative vote of the holders of the shares of the class or series who elected such Director or Directors, given at a general meeting of such members of the Company duly called for that purpose, or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding shares of the applicable class or series; and any vacancy thereby created may be filled by the holders of the shares of the applicable class or series at such general meeting or pursuant to such written consent.

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(e)	In the event of a vacancy in the office of any Director elected by the holders of any class or series, a successor shall be elected to hold office for the unexpired term of such Director by the holders of shares of such class or series.

7.2.3	Separate Vote of Series A Preferred Shares. For so long as any Series A Preferred Shares remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than an eighty percent (80%) majority of the Ordinary Shares issuable upon conversion of the Series A Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect any of the following actions (whether directly or indirectly, or by merger, amalgamation, consolidation or otherwise) involving the Company or any Subsidiary (as defined below):

(a)	Any alteration of the rights, powers, preferences or restrictions for the Series A Preferred Shares, or any increase or decrease in the authorized number of Series A Preferred Shares or Ordinary Shares;

(b)	The creation, issuance, or authorization (by reclassification or otherwise) of any class or series of equity securities, or any additional securities exercisable, convertible or exchangeable for any equity securities;

(c)	The amendment, alteration, waiver or repeal of any provision of the memorandum of association, articles of association or any other constitutional documents of the Company or any of its Subsidiaries;

(d)	The merger, amalgamation or consolidation (or other similar transaction) of the Company or any Subsidiary with any party;

(e)	The sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of any fixed assets or intangible assets of the Company or any Subsidiary (whether in an individual transaction or a series of related transactions) where the value of the transaction(s) exceeds US$200,000 (excluding the sale, transfer, or other disposition of inventory by the Company or any Subsidiary in the ordinary course of business);

(f)	Any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-up or spin-off, with respect to the Company or any Subsidiary;

(g)	Any appointment or dismissal of the outside independent auditors of the Company or any Subsidiary;

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(h)	Any material change to the Company’s or any Subsidiary’s accounting policies, practices, methods or principles that is not (i) required by applicable regulatory authorities or (ii) otherwise required to comply with applicable laws, rules and regulations;

(i)	Any material change in the business activities currently engaged by the Company or any Subsidiary;

(j)	The incurrence of any indebtedness or assumption of any financial obligation, or otherwise the issuance, assumption, guarantee or creation of any liability for borrowed money, that results in a deviation of more than 10% from the planned incurrence of indebtedness amount set forth in the then-current business, financial and operating plan and annual budget plan (collectively, the “Annual Budget Plan”), which Annual Budget Plan has been approved by the Board of Directors (including both of the Series A Directors);

(k)	Any capital expenditure or any purchase of intangible assets that results in a deviation of more than 5% from the planned capital expenditure or planned purchase of intangible assets set forth in the Annual Budget Plan;

(l)	Any actual change in expenditures that results in a deviation of more than 10% from the planned expenditures set forth in the Annual Budget Plan;

(m)	Any transaction (or any series of related transactions) with any affiliate that is not (i) in the ordinary course of business and (ii) on an arms-length basis;

(n)	Any adoption of, or material amendment to, an employee stock option plan or other similar equity incentive plan;

(o)	Any material change to the compensation and bonus of any executive officer or senior employee of the Company or any Subsidiary;

(p)	Any appointment, nomination, termination or change of the chief executive officer, chief financial officer and chief operating officer (or the equivalent) of the Company or any Subsidiary;

(q)	The selection of any listing exchange for a registered initial public offering of the shares of the Company and the approval of the valuation of the Company in connection with such offering as well as the number of shares of the Company to be sold in such offering;

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(r)	Any increase or decrease of the authorized size of the Board;

(s)	Any withdrawal, disbursement, check or draft drawn on the accounts of the Company which are made outside the ordinary course of business and for an amount in excess of US$200,000;

(t)	The commencement of any legal action, arbitration, mediation or claims and any decision to settle any lawsuits or claims; or

(u)	The adoption and approval of the Annual Budget Plan.

The term “Subsidiary” as used in this Section 7.2 shall mean any entity of which more than 51% of the issued and outstanding share capital or voting interests is owned, directly or indirectly, by the Company, including, without limitation, Changzhou Trina Solar Energy Co., Ltd.

7.2.4	Governance of Subsidiaries. The Company shall take all steps as are necessary to cause the provisions of this Section 7.2 and Article 69 of the Articles of Association to apply, mutatis mutandis and to the extent possible under applicable law, to the governance of any Subsidiary, including, without limitation, the composition of the board of directors for any such Subsidiary.

7.3	Dividend Preference.

7.3.1	Other than an Exempted Distribution, the Company shall not make any distribution (whether in cash or in property) with respect to any Ordinary Share unless a dividend shall first have been paid with respect to all outstanding Preferred Shares in an amount for each such Preferred Share equal to or greater than the product of (i) the amount of such distribution and (ii) the number of Ordinary Shares into which such Preferred Share is then convertible.

7.3.2	For purposes of this Section 7.3, “Exempted Distribution” shall mean (i) a dividend payable solely in Ordinary Shares, (ii) the repurchase of Ordinary Shares at cost from terminated employees, officers or consultants pursuant to contractual arrangements with the Company approved by the Board, (iii) any exercise, conversion or exchange of Ordinary Share Equivalents, and (iv) repurchase of outstanding securities of the Company that is duly approved by the Board.

7.4	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the Members of the Company shall be made in the following manner:

7.4.1

Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, the holders of the Series A Preferred Shares shall be entitled to receive the amount equal to one hundred percent (100%) of the amount originally paid by the original purchaser thereof (as recorded in the Company’s registrar of members attached hereto as Exhibit A) for each such share of Series A Preferred Shares then held by them and, in addition, an amount equal to

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all declared but unpaid dividends on the Series A Preferred Shares (the “Series A Preference Amount” or the “Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the Series A Preference Amount that each such holder is otherwise entitled to receive.

7.4.2	After payment has been made to holders of Series A Preferred Shares of the full Series A Preference Amount due pursuant to Section 7.4.1 above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of the Ordinary Shares and the holders of the Series A Preferred Shares on a pro rata basis, based upon the number of shares held by each such holder, treating for this purpose all such securities as if they have been converted into Ordinary Shares pursuant to the terms of the Memorandum of Association immediately prior to such liquidation, dissolution or winding up of the Company.

7.4.3	Each of (i) a consolidation, amalgamation or merger (or other similar transaction) of the Company with or into any other company or companies in which the Members of the Company do not retain a majority of the voting power in the surviving company or companies, (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Company, or (iii) the exclusive licensing of substantially all of the Company’s intellectual property rights or intangible assets shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article 7.4 (excluding any consolidation, amalgamation or merger effected exclusively to change the domicile of the Company), such that the holders of Series A Preferred Shares and holders of Ordinary Shares shall be paid (unless the Series A Preference Payment is waived by the holders of a majority of the Series A Preferred Shares outstanding) in cash or in securities received from the acquiring company or companies, or in a combination thereof, at the closing of any such transaction in accordance with Section 7.4.1 and 7.4.2. In the event the requirements of this Section 7.4.3 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 7.4.3 have been complied with, or (ii) cancel such transaction.

7.4.4	Notwithstanding any other provision of this Article 7.4, and subject to any other applicable provisions of this Memorandum of Association and the Articles of Association, the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A Preference Amount.

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7.4.5	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least a majority of the outstanding Series A Preferred Shares, voting as a single class, shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 7.4.5, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

7.5	Redemption and Repurchase of Shares. Notwithstanding anything to the contrary herein, the redemption of the outstanding Series A Preferred Shares shall be effected as follows:

7.5.1	At any time commencing on the Redemption Trigger Event (as defined below), at the option of each holder of outstanding Series A Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Series A Preferred Shares held by such holder out of funds legally available therefor at a redemption price for each Series A Preferred Share equal to:

US$[PRICE PER SHARE] x [(115%)N], where

N = a fraction the numerator of which is the number of calendar days between the date on which any Series A Shares are first issued and the Redemption Date (as defined in below) and the denominator of which is 365,

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plus all declared but unpaid dividends thereon up to the Redemption Date (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such Shares and the like) (the “Redemption Price”).

For purposes of this Section 7.5.1, a “Redemption Trigger Event” shall be the Company’s receipt from holders of a majority in voting power of the Series A Preferred Shares then outstanding notifying the Company in writing that such holders have determined that there has been (A) a material breach of any of the warranties, representations, covenants, undertakings, or other obligations of the Company, the WFOE (as defined below) or the Founder (as defined below) under (i) the Series A Preferred Share Purchase Agreement, dated as of April 28, 2006, among the Company, Changzhou Trina Solar Energy Co., Ltd. (“WFOE”), Mr. Gao Jifan (the “Founder”) and the investors party thereto from time to time, (ii) the Shareholders Agreement, dated as of April 28, 2006, among the Company, the WFOE, the Founder and the shareholders party thereto from time to time, (iii) this Memorandum of Association or (iv) the Articles of Association; or (B) a payout by the Company of a material amount relating to all losses, liabilities, claims, demands, judgments, damages, settlements, fines, suits, actions, costs and expenses arising from or related to the non-compliance of the Company’s products with the TUV standards. A notice issued pursuant to either clause (A) or clause (B) of this paragraph shall be referred to herein as the “Breach Notice”.

Following receipt of the Breach Notice, the Company shall, within ten (10) days thereafter, provide written notice to each holder of record of the Series A Preferred Shares at the address last shown on the records of the Company for such holder(s) and pursuant to paragraph 95 of the Articles of Association.

7.5.2	A notice of redemption by any holder of Series A Shares pursuant to Section 7.5 shall be given by hand or by mail to the registered office of the Company at any time on or after the Redemption Trigger Event stating the date on or after the Redemption Trigger Event on which the Series A Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the Redemption Trigger Event or the date 30 days after such notice of redemption is given, whichever is later. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Series A Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Series A Preferred Shares that may then be legally redeemed by the Company is less than the number of all Series A Shares to be redeemed, then (i) the number of Series A Shares then redeemed shall be based ratably on all Series A Preferred Shares to be redeemed, and (ii) the remaining Series A Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

7.5.3

Before any holder of Series A Shares shall be entitled for redemption under the provisions of this Section 7.5, such holder shall surrender his or her certificate or certificates representing such Series A Preferred Shares to be redeemed to

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the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Series A Preferred Shares to be redeemed, all dividends on such Series A Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), without interest, shall cease and terminate and such Series A Preferred Shares shall cease to be issued shares of the Company.

7.5.4	If the Company fails (for whatever reason) to redeem any Series A Preferred Shares on its due date for redemption, then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

7.5.5	To the extent permitted by law, the Company shall procure that the profits of each subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Series A Preferred Shares required to be made pursuant to this Section 7.5.

8.	Registered Shares.

Preferred Shares and Ordinary Shares issued by the Company shall be issued only as registered and not bearer shares.

9.	Reservation of Shares.

The Company shall at all times reserve and keep available, out of its authorized but unissued Ordinary Shares, such number of Ordinary Shares as shall from time to time be sufficient, for the purpose of (a) effecting the conversion of the Series A Preferred Shares, and (b) issuing shares upon the exercise, conversion or exchange of any Ordinary Share Equivalent. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient for the issuance of Ordinary Shares pursuant to this Article 9, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

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10.	Exempted Company.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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Exhibit A

Register of Members

22

REGISTER OF MEMBERS

[NEWCO] LIMITED

ORDINARY SHARES

NAME OF MEMBER	ADDRESS	DATE OF ENTRY AS MEMBER	CERTIFICATES ISSUED		FROM WHOM SHARES WERE TRANSFERRED	AMOUNT PAID THEREON	DATE OF TRANSFER OF SHARES	TO WHOM SHARES TRANSFERRED	CERTIFICATES SURRENDERED
			CERT NOS	NO SHARES					CERT NOS	NO SHARES

[local Cayman counsel to update information, as applicable]

REGISTER OF MEMBERS

[NEWCO] LIMITED

SERIES A PREFERRED SHARES

NAME OF MEMBER	ADDRESS	DATE OF ENTRY AS MEMBER	CERTIFICATES ISSUED		FROM WHOM SHARES WERE TRANSFERRED	AMOUNT PAID THEREON	DATE OF TRANSFER OF SHARES	TO WHOM SHARES TRANSFERRED	CERTIFICATES SURRENDERED
			CERT NOS	NO SHARES					CERT NOS	NO SHARES

[local Cayman counsel to update information, as applicable, following Initial Closing]

AMENDED AND RESTATED APRIL 28, 2006

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIRST AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

TRINA SOLAR ENERGY HOLDING LIMITED CO.

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means these First Amended and Restated Articles of Association, as from time to time amended or altered.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the Board of Directors of the Company as constituted from time to time.

“Company”	means the above-named Company.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“IAS”	means the International Accounting Standards as adopted by the International Accounting Standards Board.

“Member” or “Shareholder”	shall bear the meaning as ascribed to “Member” in the Statute.

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“Memorandum”	means the First Amended and Restated Memorandum of Association of the Company, as amended from time to time.

“month”	means calendar month.

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and, where a poll is taken, by a simple majority of the votes cast at such general meeting duly convened; or

(b) approved in writing by such Members holding an absolute majority of the votes attached to the shares entitled to vote at a general meeting of the Company, in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

“Ordinary Shares”	means the Ordinary Shares of the Company as defined in Article 6.2 of the Memorandum.

“paid-up”	means paid-up and/or credited as paid-up.

“Preferred Shares”	means the Preferred Shares of the Company as defined in Article 6.2 of the Memorandum.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Preferred Shares”	means the Series A Preferred Shares of the Company, as defined in Article 6.2 of the Memorandum.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“share”	includes a fraction of a share.

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“Special Resolution”	shall bear the meaning as ascribed to “Special Resolution” in the Statute.

“Statute”	means the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Subsidiary”	means any entity of which more than 51% of the issued and outstanding share capital or voting interests is owned, directly or indirectly, by the Company, including, without limitation, Trina Solar Energy Co., Ltd.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Board shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Board may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Board may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be proved to the satisfaction of the Board to have been defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) and the giving of such indemnity to the Company, in such form and in such sum as the Board may direct.

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ISSUE OF SHARES

6.	Subject to the provisions of Article 6 and Article 7 of the Memorandum setting out the authorized amounts, rights and qualifications of the Company’s two classes of shares, and without prejudice to any special rights previously conferred on the holders of existing shares, the Board may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share). The Company shall not issue shares in bearer form.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Board shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	Subject to any requirements, limitation or conditions in the Memorandum, the Company shall, on the valid application of the transferor or transferee of a registered share in the Company, enter in the share register the name of the transferee of the share. No transfer or issuance of any shares shall be effective or valid unless and until recorded in the register of Members.

10.	The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES

11. (a)	Subject to the provisions of the Statute and Section 7.2.3 of the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may determine.

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(b)	Subject to the provisions of the Statute and the Memorandum, the Company may purchase its own shares, including any redeemable shares, and the Company be and is hereby authorized to use all funds available for the purpose under the Statute, including making payments out of capital.

VARIATION OF RIGHTS OF SHARES

12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied only in accordance with Section 7.2.3 of the Memorandum.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or by express modification of such rights, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CALL ON SHARES

16. (a)

The Board may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying

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the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Board may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Board authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

17.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest either wholly or in part.

18.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

FORFEITURE OF SHARES

19. (a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

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(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board deems fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board think fit.

20.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

21.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

22.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

23.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

24. (a)	Subject to Section 7.2.3 of the Memorandum and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum with respect to any objects, powers or other matters specified therein; provided, however, that the Company may, by Ordinary Resolution (subject to Section 7.2.3 of the Memorandum) effectuate the following:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto;

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(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(b)	Except as set forth in the Memorandum, all new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, transfer, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute and the Memorandum, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

25.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

26.	In lieu of or apart from closing the register of Members, the Board may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Board may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

27.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

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GENERAL MEETING

28.	The Company may but shall not be obliged to hold an annual general meeting.

29. (a)	The Board may whenever they think fit, and they shall on the requisition of Members of the Company who, at the date of the deposit of the requisition, hold not less than ten percent (10%) of the aggregate voting power attributable to the issued and outstanding share capital of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Board does not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Board.

(e)	Members may participate in any general meeting by means of conference telephone or video conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation such a meeting pursuant to this provision shall constitute presence in person at such meeting.

NOTICE OF GENERAL MEETINGS

30.	At least fourteen (14) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 38 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

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(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than a majority of the issued and outstanding Ordinary Shares and a majority of the issued and outstanding Preferred Shares.

31.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

32.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. A quorum shall require the presence in person or by proxy of (i) one or more Members holding at least a majority of the aggregate voting power attributable to the issued and outstanding Ordinary Shares, and (ii) one or more Members holding at least a majority of the aggregate voting power attributable to the issued and outstanding Series A Preferred Shares.

33.	Subject to the definition of “Ordinary Resolution” under Article 1 hereof, a resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

34.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

35.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within thirty minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of the present Directors to be Chairman of the meeting.

36.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within thirty minutes after the time appointed for holding the meeting, the Members present shall choose one of the present Members to be Chairman of the meeting.

37.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

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38.	At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

VOTES OF MEMBERS

39.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

40.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

41.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

42.	No Member shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

43.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

44.	On any vote of the Shareholders votes may be given either personally or by proxy.

PROXIES

45.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

46.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to

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have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

47.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

48.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

49.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

50	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

51.	There shall be a Board of Directors consisting of seven (7) persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by Ordinary Resolution, subject to Section 7.2.3 of the Memorandum, change the number of Directors.

52.	The remuneration, if any, to be paid to the Directors shall be such remuneration as the Board or the Members by Ordinary Resolution shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travel, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Board, or any committee of the Board, or general meetings of the Company, or otherwise in connection with the business of the Company.

53.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.

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54.	A Board or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

55.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

56.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

57.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

58.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 57 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

59.	A Director who expects to be unable to attend Board Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

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POWERS AND DUTIES OF DIRECTORS

60.	Subject to any limitations and other provisions in the Memorandum, the business of the Company shall be managed by the Board, and all power of the Company shall be exercised by or under the direction of the Board.

61.	The Board may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

62.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall from time to time by resolution determine.

63.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board and of any committee of the Board;

(c)	of all resolutions and proceedings at all meetings of the Members and of the Board and of committees of the Board.

64.	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

65.	Subject to the Memorandum, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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MANAGEMENT

66. (a)	Subject to the Memorandum and Article 79 hereof, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Board from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Board from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board may think fit and the Board may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Board to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

67.	Except as otherwise provided by these Articles or the Memorandum, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of any equality of votes, the matter shall be decided by Ordinary Resolution.

68.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered as well as the place, the day, and the hour of the meeting unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be.

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69.	The quorum necessary for the transaction of the business of the Board shall be four (4), a Director and his appointed alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

For as long as any Series A Director remains on the Board, the Company and the Subsidiaries shall not take any of the following actions without first obtaining the approval or written consent of all of the Series A Directors:

(a)	Any alteration of the rights, powers, preferences or restrictions for the Series A Preferred Shares, or any increase or decrease in the authorized number of Series A Preferred Shares or Ordinary Shares;

(b)	The creation, issuance, or authorization (by reclassification or otherwise) of any class or series of equity securities, or any additional securities exercisable, convertible or exchangeable for any equity securities;

(c)	The amendment, alteration, waiver or repeal of any provision of the memorandum of association, articles of association or any other constitutional documents of the Company or any of its Subsidiaries;

(d)	The merger, amalgamation or consolidation (or other similar transaction) of the Company or any Subsidiary with any party;

(e)	The sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of any fixed assets or intangible assets of the Company or any Subsidiary (whether in an individual transaction or a series of related transactions) where the value of the transaction(s) exceeds US$200,000 (excluding the sale, transfer, or other disposition of inventory by the Company or any Subsidiary in the ordinary course of business);

(f)	Any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-up or spin-off, with respect to the Company or any Subsidiary;

(g)	Any appointment or dismissal of the outside independent auditors of the Company or any Subsidiary;

(h)	Any material change to the Company’s or any Subsidiary’s accounting policies, practices, methods or principles that is not (i) required by applicable regulatory authorities or (ii) otherwise required to comply with applicable laws, rules and regulations;

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(i)	Any material change in the business activities engaged by the Company or any Subsidiary;

(j)	The incurrence of any indebtedness or assumption of any financial obligation, or otherwise the issuance, assumption, guarantee or creation of any liability for borrowed money, that results in a deviation of more than 10% from the planned incurrence of indebtedness amount set forth in the then-current business, financial and operating plan and annual budget plan (collectively, the “Annual Budget Plan”), which Annual Budget Plan has been approved by the Board of Directors (including both of the Series A Directors);

(k)	Any capital expenditure or any purchase of intangible assets that results in a deviation of more than 5% from the planned capital expenditure or planned purchase of intangible assets set forth in the Annual Budget Plan;

(l)	Any actual change in expenditures that results in a deviation of more than 10% from the planned expenditures set forth in the Annual Budget Plan;

(m)	Any transaction (or any series of related transactions) with any affiliate that is not (i) in the ordinary course of business and (ii) on an arms-length basis;

(n)	Any adoption of, or material amendment to, an employee stock option plan or other similar equity incentive plan;

(o)	Any material change to the compensation and bonus of any executive officer or senior employee of the Company or any Subsidiary;

(p)	Any appointment, nomination, termination or change of the chief executive officer, chief financial officer and chief operating officer (or the equivalent) of the Company or any Subsidiary;

(q)	The selection of any listing exchange for a registered initial public offering of the shares of the Company and the approval of the valuation of the Company in connection with such offering as well as the number of shares of the Company to be sold in such offering;

(r)	Any increase or decrease of the authorized size of the Board;

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(s)	Any withdrawal, disbursement, check or draft drawn on the accounts of the Company which are made outside the ordinary course of business and for an amount in excess of US$200,000;

(t)	The commencement of any legal action, arbitration, mediation or claims and any decision to settle any lawsuits or claims; or

(u)	The adoption and approval of the Annual Budget Plan.

70.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

71.	The Directors may elect a Chairman of the Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the same, the Directors present may choose one of the present Directors to act as the Chairman of the meeting.

72.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

73.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a Board meeting or committee as the case may be duly convened and held.

74. (a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 45-48 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

75.	The office of a Director shall be vacated:

(a)	if a Director gives notice in writing to the Company that he resigns as a member of the Board;

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(b)	as provided in Section 7.2.2 of the Memorandum; or

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally.

APPOINTMENT AND REMOVAL OF DIRECTORS

76.	Subject to Section 7.2.2 of the Memorandum, the Directors to serve on the Board of Directors shall be elected by the Members of the Company at large (any series or class of shares to vote on an as-converted basis with the Ordinary Shares and not as a separate series or class). Subject to Section 7.2.2 of the Memorandum, in the case of any vacancy in the office of a Director, the remaining Directors may, by affirmative vote of a majority thereof elect a successor to hold office for the unexpired term of the Director whose seat on the Board is vacant.

PRESUMPTION OF ASSENT

77.	A Director of the Company who is present at a Meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

78. (a)	The Company may, if the Board so determines, have a Seal which shall only be used by the authority of the Board or of a committee of the Board authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Board for the purpose.

(b)	The Company may have for use in any place outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

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OFFICERS

79.	Officers of the Company are appointed by the Board as they consider necessary, all for a term of one year, and at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board from time to time prescribes.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

80.	Subject to the Statute and the Memorandum, the Board may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

81.	The Board may, before declaring any dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

82.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

83.	The Board may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

84.	The Board may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members.

85.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

86.	No dividend or distribution shall bear interest against the Company.

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CAPITALISATION

87.	Subject to the Memorandum, the Company may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalization, with full power to the Board to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

88.	The Board shall cause proper books of account to be kept in accordance with IAS with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

89.	Members shall have the right to inspect any account or book or document of the Company, but the Board shall from time to time determine the times and places the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors.

90.	The Board shall cause to be prepared audited or unaudited profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as the Company may be required to provide Members under contract.

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AUDIT

91.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

92.	The Board may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint an Auditor or Auditors. The Board may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board under this Article may be fixed by the Directors.

93.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

94.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

95.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, telecopy, facsimile or electronic mail to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

96. (a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

(c)	Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing and receiving confirmation of receipt, and to have been effected on the day the same is sent and confirmed as aforesaid.

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97.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

98.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

99.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

100.	If the Company shall be wound up the liquidator shall divide amongst the Shareholders in cash or kind the assets of the Company in accordance with the Statute and the Memorandum.

INDEMNITY

101.

The Board and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or

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damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

102.	Unless the Board otherwise prescribes, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

103.	Subject to the Statute and the Memorandum, the Company may at any time and from time to time by Ordinary Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

104.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SHAREHOLDER’S AGREEMENT

105.	These Articles incorporate the provisions of the Shareholders’ Agreement by reference, both of which are filed at the Registrar of Companies in the Cayman Islands. In the event of any conflict between the provisions in these Articles and the Shareholders’ Agreement, the provisions of the Shareholders’ Agreement will prevail and, if required, these Articles shall be revised so as to reflect the provisions of the Shareholders’ Agreement.

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EXHIBIT C

Disclosure Schedule

Disclosure Schedule

In connection with the Share Subscription Agreement dated as of April 28th, 2006 (the “Agreement”) by and among Trina Solar Energy Holding Limited Co. (the “Company”); the Founder and the Investor, the Company and the Founder hereby deliver this Disclosure Schedule as contemplated under the Agreement which sets forth the information as required to be disclosed herein, and the exceptions to the representations and warranties made by the Company, the Founder made in Section 3 to the Agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers Exhibit C to the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other sections of the Agreement or the Exhibit C thereto where it is reasonably apparent on the face of such disclosure that such information applies to such other sections. Express references to a specific document do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used in this Disclosure Schedule shall have the meanings ascribed to them in the Agreement and the Exhibit C thereto, unless otherwise defined herein.

3.2(a) Capitalization (Trina Solar Energy Holding Limited Co.)

Form 1

Name Of Shareholders	Equity Interest
Trina International Investment Limited	32.48%
Divine Land International Investment Limited	18.96%
South Great Investment Limited	18.96%
Perseverance International Investment Limited	10.64%
Sino Base Investment Co Ltd	18.96%

3.3(b) The Company now hold 100% equity interests of WFOE. This Restructuring has been approved by Changzhou State High-technology Industry Management Committee with Foreign Investment Enterprise Approval Certificate, WFOE has been licensed with new Enterprises Business Charter. Mr. Gao Jifan and so on register to SAFE for going aboard to invest. (as is said Register below. The persons who file this Register include Mr. Gao Jifan, Mr. Shi Jianwei, Mr. Liu Canfang, Ms. Wu Chunyan, Mr. Gao Jifan, Mr. Qiu Diming, Mr. Jing Shinong, Mr. Hu Zhigang, Ms. Wu Zhihua, Mr. Liu Chengrui, Mr. Liu Wenliang, Mr. Ling Yong, Mr. Jiang Ahua, Mr. Song Guofeng, Mr. Shoujian, Mr. Sheng Jianming, Mr. Hu Weizhong.)

3.3(c) Ownership of assets

(i) The Land Use Right Assigning Agreement has been signed between WFOE and Changzhou State Land Resource Bureau on Mar 14 2006. According to the agreement, WFOE will purchase the land use right with RMB167,417 yuan per mu, RMB6,208,000 yuan of the purchase amount has been paid by WOFE itself, the other RMB6,780,417 yuan has been paid by Changzhou Xinxin

Electronic Industry Development Limited Co. according to the agreements between them and WFOE, hereto, the assignment fee of the land has been fully paid. Though the certificate of land has not been licensed yet now, it is represented by the Changzhou State Land Resource Bureau that the certificate of land use right will be granted to WFOE without material legal obstacle.

(ii) The houses on the foresaid land have not been licensed the Property Certificate also for the same reason with clause I in this DS.

3.7 Title to Properties and Assets

Mortgage Name	Certificate NO.	Site	Mortgaging Amount	Mortgagor	Contract No	Duration
Land Use Right	Chang State Use(2005)Zi NO.00738	No.127 Xinchang Road Xinqiao Town	1,500,000	Changzhou Hengtai Investment Assurance Limited Co.	2005 Year Gao Di Zi No.0007	2005.12.07-2008.12.07

A set of Center air-condition system, 4 sets of Layer Pressing Machines and other machines	3204002005Zi No.0107		16,100,000	Changzhou Hengtai Investment Assurance Limited Co.	2005 Year Gao Di Zi No.0008	2005.12.07-2008.12.07

Houses	Chang Fangchan Quan Zheng Xin Zi No. 00025448	No.127 Xinchang Road Xinqiao Town	1,420,000	Changzhou Hengtai Investment Assurance Limited Co.	2005 Year Gao Di Zi No.0006	2005.12.07-2008.12.07

Houses	Chang Fangchan Quan Zheng Xin Zi No. 00025449	No. 127 Xinchang Road Xinqiao Town	210,000	Changzhou Hengtai Investment Assurance Limited Co.	2005 Year Gao Di Zi No.0006	2005.12.07-2008.12.07

Houses	Chang Fangchan Quan Zheng Xin Zi No. 00025450	No. 127 Xinchang Road Xinqiao Town	670,000	Changzhou Hengtai Investment Assurance Limited Co.	2005 Year Gao Di Zi No.0006	2005.12.07-2008.12.07

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3.8 Status of Proprietary Assets

(i)	the Patent of Invention

The patents in the following form 2 are applying to IP Bureau by WFOE.

Form 2

No.	Name	Number of Applying	Date of Accepting by IP Bureau
1	General solar building component	200510085452.5	Jul 20 2005(getting accepting notice)

2	Solar power tile	200410014593.3	Jun 4 2004(getting the eligibility notice of principal censoring)

3	Solar cooking equipment of multiplely confocal paraboloid	200410064610.4	Nov 12 2004(getting the eligibility notice of principal censoring)

(ii)	the Patent of Utility

a. The utilities below are belong to WFOE:

Form 3

No.	Name	Patent Number	Certificate Number	Applying Date
1	Solar power component on the roof	ZL 2004 2 0062816.9	721198	Jul 15 2004

2	Solar cooking equipment of multiplely confocal paraboloid	ZL 2004 2 0079536.9	732311	Sep 16 2004

3	household-based heat supply system under centralized solar collection	ZL 2004 2 0062061.2	711492	Ju120 2005

4	Solar power curtain wall glass	ZL 2004 2 0026122.X	703750	Apr 7 2004

5	Solar power tile	ZL 2004 2 0026123.4	703827	Apr 7 2004

b. The utilities in the following form 4 are applying to IP Bureau by WFOE

Form 4

No.	Name	Number of Applying	Date of Accepting by IP Bureau
1	General solar building component	200520113859.X	Jul 20 2005

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c. The following utilities are owed to Changzhou Trina Investment Limited Company but are exclusively licensed to WFOE whose transfer procedure to WFOE is being handled are as the following Form 5:

Form 5

No.	Name	Patent Number	Certificate Number	Applying Date	Remarks
1	the high vacuum glass cover plate of the flat solar heat collector	ZL 01 2 64083.2	541083	Mar 5 2003

2	the flat solar heat collector	ZL 02 2 19193.3	534523	Mar 6 2002	getting the accepted notice from government authorities

3	double circulation solar water heater working substance expansion piece	ZL 01 2 75985.6	531565	Dec 7 2001	getting the accepted notice from government authorities

4	double circulation solar water heater against working substance expansion piece	ZL 01 2 64078.6	515692	Sep 27 2001	getting the accepted notice from government authorities

5	Brass-copperplate ultrasonic jointing solar water heater collector band	ZL 01 2 64076.X	515498	Sep 27 2001	getting the accepted notice from government authorities

6	Solar double circle water heater	ZL 01 2 64077.8	515591	Sep 27 2001

7	Solar double cicyle central water heater	ZL 01 2 67542.3	515094	Oct 12 2001

8	Hot tub flat solar heat collector	ZL 01 2 64075.1	515391	Sep 27 2001	getting the accepted notice from government authorities

9	Solar photronic flat of building	ZL 00 2 44037.7	443567	Aug 3 2000

10	Solar building component	ZL 00 2 57886.7	446734	Oct 17 2000	getting the accepted notice from government authorities

(iii)	Trademarks

a. The following trademarks are owed to WFOE are as the following Form 6

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Form 6

No	Trademark Name	Registered No.	Sort	Effective From the Date of
1	[Chinese characters]	3655294	1	May 28 2005

b. Trademarks that are applied by WFOE in PRC but not authorized yet are as the following Form 7

Form 7

No	Trademark Name	Applying No.	Sort	Applying date
1	[Chinese Characters]	4189866	6	Jul 27 2004
2	[Chinese Characters]	4189864	9	Jul 27 2004
3	[Chinese Characters]	4189865	11	Jul 27 2004

c. Trademarks that are applied by Changzhou Trina Investment Limited Company in PRC but not authorized yet and are exclusively licensed to WFOE whose transfer procedure to WFOE is being handled as the following Form 8

Form 8

No	Trademark Name	Applying No.	Sort	Applying date
1	Trina Logo	3983804	7	Mar 29 2004
2	Trina Logo	3983805	1	Mar 29 2004
3	Trina Logo	3983802	11	Mar 29 2004
4	Trina Logo	3983801	37	Mar 29 2004
5	Trina Logo	3983803	9	Mar 29 2004
6	“Trina”	4189861	1	Jul 27 2004
7	“Trina”	4189862	9	Jul 27 2004
8	“Trina”	4189863	11	Jul 27 2004

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(iv)	Governmental funding

No	Item of Funding	Authorization NO	Amount (RMB)	Date
1	The reaserch center of solar project and technology in Changzhou	The notice of the fifth science and technology item in Changzhou in 2003	200,000	Nov 11 2003

2	The R&D of vacuum solar high temperature industrial heated item of un-imaging and for gathering light	The notice of the fifteenth batch of science and technology development plan and fee guideline(the cooperation item among colleges of the province)	300,000	Dec 25 2003

3	The R&D of vacuum solar high temperature industrial heated item of un-imaging and for gathering light	The notice of the first batch of science and technology development plan in xinbei district Changzhou in 2004	300,000	Feb 25 2004

4	The exploitation and industrialization of the building solar component	The notice of the sixth batch of of science and technology development plan and fee guideline	750,000	Jul 26 2004

5	The research center of solar project and technology in Changzhou	The notice of the second batch of science and technology plan item in Changzhou in 2004	300,000	July 29 2004

6	The exploitation and industrialization of the building solar component	The notice of the sixth batch of of science and technology development plan and fee guideline	750,000	Aug 17 2004

7	The exploitation and industrialization of the building solar component	The notice of the fifth batch of science and technology development plan in xinbei district Changzhou in 2004	750,000	Oct 21 2004

8	The exploitation of three sorts of solar building component	The notice of the fourth and fifth batch of applied technology reaserch and guideline fee	600,000	Dec 27 2004

9	The exploitation and industrialization of the building solar component	Notice regarding NO 1 technology development schedule and funds guideline in 2005 including R&D of high-tech, tackling key problem funds allotting item of scientific base-establishment)	500,000	Jun 14 2005

10	The exploitation of three sorts of solar building component	Notice regarding No. 1 applicable technology R&D	1,400,000	Aug 9 2005

11	The solar power system which is compositive with the building	Notice regarding No 8 technology Schedule Item in 2005	1,100,000	Sep 20 2005

12	The exploitation and industrialization of the building solar component	Notice regarding No. 4 technology schedule in Changzhou Xinbei District	200,000	Sep 28 2005

13	Exploit the solar single-crystal silicon piece and remove the technology of the solar component	Notice regarding issuing Special funds schedule for technology improvement in Jiangsu in 2005	750,000	Dec 7 2005

3.9 The Business License of WFOE

No.	Business Licenses	Certificate Number	Duration
1	Enterprises Business License	Qi Du Su Chang Zong Zi No.002290	1998.01.01-2012.12.25

2	certificate of approval for establishment of enterprises with foreign investment in people’s republic of china	Shang Wai Zi Su Fu Zi Zi [1997] No.29726	Approved on Nov 24 1997, 15 years of duration

3	Tax Registration	Shui Su Zi No.320400608131455	1997.12.26-2012.12.25

4	Foreign Exchange Registration	No. 320601020390	Be subject to annual checking

5	Self-applying to Custom Registration	Ning Guan Zi No.3204330037	Valid till Apr 30 2006

6	Self-applying to Inspect Registration	3216002727	Issued on 2005.11.25.

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3.20 Interested Party Transaction

Since multi-crystal materials are now in severely scarcity in the international market, the WFOE strive for raw materials by sorts of trading. But WFOE is manufacturing foreign enterprises, there are some limits for WFOE to stocking aboard. Sun Era Industry Co. Ltd deal with trading aboard directly for WFOE, To ensure the effective operation of a multiple of trade mode in foreign countries, enhance the protective measures in purchasing material by the company, simplify the steps and legal risks of foreign trade, including the choosing of trade mode, determine of price, etc, such as exchange of materials purchased from overseas, operate directly through the overseas trading company. The accounting of Sun Era Industry Co. Ltd is in the charge of financial department of WFOE, and all of its cash is in the management of WFOE.

But the WFOE will delete this interested transaction by a newly incorporated company which will replace Sun Era Industry Co. Ltd.

3.23 Other Business

Mr. Gao Jifan, as the CEO of WFOE, participate in Changzhou Trina Investment Limited Company as president of board, Changzhou Minsheng Assurance Limited Company as vice-president of board, and Changzhou Trina New Energy Research Limited Company as president of board.

3.26(h) Employee Matters

(i) Until the date of Dec. 31 2005, there are 478 employees in WOFE. 185 of these persons are formal employees of WOFE, signing the Employ Agreement with WFOE and paid salary by WOFE. 56 of these persons are on probation. 42 of the persons are retirees or consultants. 74 of the persons are trainees. The above persons on probation, retirees, consultants, and trainees have not signed the employing agreements with WFOE. One foreign employee has employing agreement with WFOE and been paid salary by WFOE, but the employment registration is not filed because of his working aboard.

(ii) Since establishment, the payment of social insurance fee are as follows: ‘

In 2002 and 2003, WFOE has not pay the social insurance for its employees. In 2004, WFOE paid the social insurance premium for 63 employees in the amount of RMB234992.86 yuan (the average number from January to December) which including annuities, unemployment insurance and compo&bearing insurance. The hospitalization insurance premium has been paid in the amount of RMB26534.4 yuan for 64 employees by WFOE. In 2005, WFOE paid the social insurance premium for 91 employees in the amount of RMB 366216.84 yuan (the average number from January to December) which including annuities, unemployment insurance and compo&bearing insurance. The hospitalization insurance premium has been paid in the amount of RMB 98001.4 yuan for 77 employees by WFOE. The statistic number is in average from January to December.

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3.27 Advisor Fee

Name of Advisor	Total Amount(RMB)
Grandall Legal Group Shanghai Office	300,000

Ping’an Securities Limited Company	Initial fee: 200,000;

Success fee: 1.2% of the investment total amount supplied by Investors.

Deloitte&Touche Accounting Co.	1,000,000

3.28 Insurance

the Name of Assets	Coverage	The Amount of Insurance(RMB)	Insurance Preminum (RMB)	Duration of Insurance
Machinery Equipment and Houses	All risks	37,944,274.94	31,620.00	From O o’clock on Jan 1 2006 to 24 o’clock on Oct 27 2006

Honda Honda Elegant Buick Modern Buick	Motor vehicle insurance	1,629,635	26,043.54	2005.12.12-2006.12.15 2005.9.4-2006.9.3 2005.8.23-2006.8.22 2005.6.7-2006.6.6 2006.2.24-2007.2.23

(Remainder of this page is intentionally left blank)

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Execution Page, no text below.

Mr. Gao Jifan

Ms. Wu Chunyan

Trina Solar Energy Holding Limited Co.

By:
Name:	Ji Fan Gao
Title:	Managing Director

April 28th, 2006

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No.	Utility Model	Original Owner	Current Owner	Patent No.	Certificate No.	Application Date	Publication Date	Transfer Date
1.	Flat-plate solar collector	Gao Ji-fan	Trina Investment	02 2 191933	534523	2002/03/06	2003/01/22	2003/09/23

2.	Refrigerant’s heat or cold retractable device of solar water heater with double circulation	Gao Ji-fan	Trina Investment	012759 856	531565	2001/12/07	2003/01/01	2003/08/01

3.	Solar water heater that prevents expansion of refrigerant when hot and shrinking of refrigerant when cold with a double circulation	Gao Ji-fan	Trina Investment	012640 786	515692	2001/09/27	2002/09/25	2003/08/01

4.	Ultrasound-welded solar thermal collector strip	Gao Ji-fan	Trina Investment	012640 76X	515498	2001/09/27	2002/09/25	2003/06/27

5.	Solar water heater with double circulation	Gao JI-fan	Trina Investment	012640 778	515591	2001/09/27	2002/09/25	2003/08/01

6.	Central solar water heater with double circulation	Gao Ji-fan	Trina Investment	012675 423	515094	2001/10/12	2002/09/25	2003/08/01

7.	Flat-plate solar thermal collector with thermal pipes	Gao Ji-fan	Trina Investment	012640 751	515391	2001/09/27	2002/09/25	2003/08/01

8.	Building Integrated Photovoltaic module	Gao Ji-fan	Trina Investment	002440 377	443567	2000/08/03	2001/08/01	2003/08/01

9.	Structure of solar energy construction	Gao Ji-fan	Trina Investment	ZL 00 2 57886.7	446734	2000/10/17	2001/08/22	2003/06/27